EXHIBIT 99.1

Agenus R&D Update & Third Quarter Financial Report

  Balstilimab rolling BLA filing and FDA review underway
  COVID-19 trial open with patients in screening for iNKT Cell Therapy
  New data and clinical responses with AGEN1181 to be presented at SITC on NOV11

LEXINGTON, Mass., Oct. 29, 2020 (GLOBE NEWSWIRE) -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of checkpoint antibodies, cell therapies, adjuvants, and vaccines designed to activate and optimize immune response to cancers and infections, today provided a corporate update and reported financial results for the third quarter of 2020.

  Balstilimab BLA filing initiated and FDA review is underway; data presented at ESMO
    Balstilimab (PD-1) monotherapy trial achieves response rates of 19% in PD-L1 positive tumors and 14% in PD-L1 positive and negative tumors combined
    Balstilimab (PD-1) + zalifrelimab (CTLA-4) combination trial achieves response rates of 27% in PD-L1 positive tumors and 22% in PD-L1 positive and negative tumors combined
    Median duration of response of 15.4 months demonstrated for monotherapy; median duration of response in the combination trial has not yet been reached
  Allogeneic iNKT cell therapy: patients with COVID-19 in screening
    iNKT cells have unique properties to combat cancer and infections
    iNKT cells regulate harmful inflammation while also preventing reinfection
    iNKT cancer clinical trial expected to commence in 4Q2020
  Seven AGEN programs to be presented at SITC
    AGEN1181: new data and responses of AGEN1181 alone and with balstilimab
    Zalifrelimab: clinical activity in refractory rare tumors
    Balstilimab +/- zalifrelimab: improving treatment of cervical cancer patients with pseudo-progression
    AGEN2373: anti-CD137 antibody designed for optimal safely and efficacy
    AGEN1777: Fc-enhanced TIGIT bispecific for optimal anti-tumor action
    iNKT cell therapy: cancer killing with unmodified iNKTs as well as CAR-iNKTs
    AGEN VISION platform: identification of biomarkers and new targets, prediction of responders
  Partnered program MK-4830 presented at ESMO
    MK-4830 (ILT4 agonist licensed to Merck) shows benefit as a monotherapy and in combo with anti-PD-1 with 11 responses (2CR, 9PRs)
    Agenus already received $10M in milestones and is eligible to receive an additional $85M
  Launch of balstilimab access program with Rottapharm
    Agenus provides balstilimab to Rottapharm for clinical testing with CR6086, a potent and selective prostaglandin EP4 receptor antagonist, in patients with advanced metastatic colorectal cancer; trial expected to commence by end of 2020

Third Quarter Financial Results

We ended the third quarter of 2020 with a cash balance of $114 million as compared to $62 million at December 31, 2019.

For the third quarter ended September 30, 2020, our cash used in operations was $32 million. Net loss for the quarter was $52 million or $0.28 per share which includes non-cash expenses of $18 million. This compares to cash used in operations for the same period in 2019 of $28 million and a net loss of $46 million, or $0.33 per share, which included $9 million of non-cash expenses.

Our cash used in operations for the nine months ended September 30, 2020 was $104 million with a net loss of $145 million or $0.87 per share compared to cash provided by operations of $13 million and a net loss for the same period in 2019 of $81 million or $0.58 per share.

For the nine-month period ended September 30, 2020, we recognized revenue of $57 million which includes revenue related to the upfront license fee from our transaction with Betta in addition to non-cash royalties earned. For the same period in 2019 we recorded revenue of $116 million which includes revenue related to the upfront license fee from our transaction with Gilead in addition to non-cash royalties earned.

Financial Highlights
(in thousands, except per share data)
(unaudited)

	September 30, 2020	December 31, 2019

Cash and cash equivalents	$114,144	$61,808

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenues, research and development	$4,287	$5,751	$24,284	$81,022
Revenues, non-cash royalty	8,947	12,204	29,950	30,073
Revenues, other	1,599	1,985	2,672	4,453
Total Revenue	14,833	19,940	56,906	115,548

Research and development expenses	32,134	46,132	107,047	131,506
General and administrative expenses	14,380	11,512	39,188	33,723
Cost of service revenue	911	-	1,545	-
Other expense (income)	940	(437)	2,806	(552)
Non-cash interest expense	15,918	10,791	44,109	30,400
Loss on modification of debt	-	-	2,720	-
Non-cash contingent consideration fair value adjustment	2,196	(1,781)	4,652	1,180
Net loss	$(51,646)	$(46,277)	$(145,161)	$(80,709)

Net loss per share attributable to Agenus Inc. common stockholders	$(0.28)	$(0.33)	$(0.87)	$(0.58)

Cash (used in) provided by operations	$(31,626)	$(27,785)	$(103,506)	$13,098

Call Access

To access the live call, dial (833) 614-1394 (US) or (914) 987-7115 (International)

The call will also be webcast and will be accessible from the Company website’s Events & Presentations page at https://investor.agenusbio.com/events-and-presentations or via https://edge.media-server.com/mmc/p/mbkjgw8w. A replay will be available after the call.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and Twitter.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding clinical development and regulatory plans and timelines, anticipated corporate milestones, new clinical data and program updates to be presented at SITC and the anticipated commencement of Agenus’ clinical collaboration with Rottapharm. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact
Agenus Inc.
Caroline Bafundo
212-994-8209
Caroline.bafundo@agenusbio.com